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PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 7, 1999)              Registration No. 333-72335



NTL Incorporated
7% Convertible Subordinated Notes Due 2008


     This prospectus supplement supplements and amends the prospectus dated June 7, 1999 relating to the 7% Convertible Subordinated Notes Due 2008 of NTL Communications Corp. and the shares of NTL Incorporated's common stock, par value $.01 per share, issuable upon conversion of the convertible notes.

     The table on pages 75 through 80 of the prospectus sets forth information with respect to the selling security holders and the respective amounts of convertible notes beneficially owned by each selling security holder that may be offered pursuant to the prospectus (as supplemented and amended). This prospectus supplement amends that table by (1) replacing the principle amounts for McMahan Securities Company, L.P., Nicholas Appelegate Convertible Fund and Argent Classic Convertible Arbitrage Fund (Bermuda), Ltd., with the corresponding items set forth below (2) adding the remaining items set forth below to that table.


                                            PRINCIPAL AMOUNT OF         PERCENT OF TOTAL      COMMON STOCK        COMMON STOCK
                                             CONVERTIBLE NOTES             OUTSTANDING       OWNED PRIOR TO     TO BE REGISTERED
      SELLING SECURITY HOLDERS        BENEFICIALLY OWNED AND OFFERED    CONVERTIBLE NOTES   ORIGINAL OFFERING   BY THE PROSPECTUS
      ------------------------        -------------------------------   -----------------   -----------------   -----------------
1.  McMahan Securities Company,
    L.P.............................            $ 2,715,000                     *                    None             44,326
2.  Nicholas Applegate Convertible
    Fund............................                530,000                     *                    None              8,653
3.  Argent Classic Convertible
    Arbitrage Fund (Bermuda),
    Ltd.............................             16,350,000                     *                    None            266,938
4.  Spear Leeds & Kellogg...........              1,000,000                     *                    None             16,326
5.  Pilgrim Convertible Fund........              2,610,000                     *                    None             42,612
6.  The Gabelli Global Convertible
    Securities Fund.................                145,000                     *                    None              2,367
7.  AXP Bond Fund Inc...............                880,000                     *                    None             14,367
8.  AXP Variable Portfolio-Bond
    Fund............................                340,000                     *                    None              5,551
9.  AXP Variable Portfolio-Managed
    Fund............................                480,000                     *               3,825,000              7,836
10. LB Series Fund Inc. High Yield
    Portfolio.......................              2,500,000                     *                    None             40,816
11. BancBoston Robertson Stephens...                500,000                     *                    None              8,163
12. Deutsche Bank Securities Inc. ..             38,730,000                     *                    None            632,326
  Total............................             $66,780,000


     The prospectus, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes. All references in the prospectus to "this prospectus" are amended to read "this prospectus (as supplemented and amended)."

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 6 of the prospectus.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

     The date of this prospectus supplement is August 10, 1999.